EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the Life USA Holding, Inc. 1990 Stock Option Plan for the registration of an additional 1,000,000 shares of common stock of Life USA Holding, Inc. of our reports (a) dated January 31, 1997 with respect to the consolidated financial statements of Life USA Holding, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and (b) dated March 25, 1997 with respect to the financial statement schedules included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 18, 1997